  As filed with the Securities and Exchange Commission on September 26, 2001
                                          Registration Number 333-______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                             SOUTHWEST WATER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)
                              --------------------
               Delaware                                       95-1840947
    (State or Other Jurisdiction of                        (I.R.S. Employer
    Incorporation or Organization)                       Identification Number)
                             --------------------
                      225 North Barranca Avenue, Suite 200
                       West Covina, California 91791-1605
                                 (626) 915-1551

  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             --------------------
                                Peter J. Moerbeek
                             Chief Financial Officer
                             Southwest Water Company
                      225 North Barranca Avenue, Suite 200
                       West Covina, California 91791-1605
                                 (626) 915-1551
(Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)
                             --------------------
                                   Copy to:
                             --------------------
                            James W. Daniels, Esq.
                               Latham & Watkins
                    650 Town Center Drive, Twentieth Floor
                         Costa Mesa, California 92626
                                (714) 540-1235

    Approximate date of commencement of proposed sale to the public: On the first dividend payment date after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                           Amount to            Proposed Maximum          Proposed Maximum           Amount of
       Title of Securities                     be                Offering Price               Aggregate            Registration
         to be Registered                Registered(1)            Per Share (2)            Offering Price               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per            300,000 shares            $13.28                 $3,984,000                  $996
 share (3)
-----------------------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Registrant's common stock on the Nasdaq National Market on September 21, 2001.

(3) Pursuant to Southwest Water Company's Rights Agreement dated April 6, 1998, each share of common stock being registered in this prospectus includes one preferred share purchase right. Prior to the occurrence of specific events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

================================================================================

                                   PROSPECTUS

                             SOUTHWEST WATER COMPANY

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                         300,000 Shares of Common Stock


         The Dividend Reinvestment and Stock Purchase Plan of Southwest Water Company provides holders of record of our common stock with a convenient way to purchase additional shares.

         Participants in the plan may at the time of each cash dividend payment on the common stock:

         . have all or a portion of their cash dividends automatically invested in additional shares of common stock, or

         . purchase additional shares of common stock with optional cash payments of between $25 and $3,000, or

         .  do both.

         Under the plan, the administrator purchases shares directly from us. These shares may be either authorized but unissued shares or treasury shares. When shares are purchased with reinvested cash dividends, the price per share will be 95% of the "Average Sales Price," which the plan defines as the average of the daily high and low sales prices of the common stock, as published in Western Edition of The Wall Street Journal, for the period of the last three trading days immediately prior to the dividend payment date or, if not so reported, then the average of the closing bid and ask prices as reported on the Nasdaq National Market. When shares are purchased with optional cash payments, the per share price will be the Average Sales Price. Plan participants will not be charged any brokerage commission or plan administration fee for the purchase of common stock under the plan.

         Stockholders who do not wish to participate in the plan will continue to receive cash dividends, as declared, in the usual manner.

         This prospectus relates to 300,000 shares of common stock registered for sale pursuant to the plan. Our common stock is quoted on the Nasdaq National Market under the symbol "SWWC." On September 25, 2001, the last reported sale price of our common stock was $13.42. You should retain this prospectus for further reference.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

               The date of this prospectus is September 26, 2001

         This prospectus is part of a Registration Statement which we filed with the SEC. We have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC; therefore, this prospectus does not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement filed on Form S-3 including exhibits, schedules, and the documents incorporated by reference therein. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.


                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION............................................................................1

FORWARD-LOOKING STATEMENTS.....................................................................................2

SOUTHWEST WATER COMPANY........................................................................................3

USE OF PROCEEDS................................................................................................4

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN...............................................5

ANTIDILUTION PROVISION........................................................................................14

COMMON STOCK DIVIDENDS AND PRICE RANGE........................................................................14

DESCRIPTION OF CAPITAL STOCK..................................................................................14

EXPERTS.......................................................................................................19

VALIDITY OF COMMON STOCK......................................................................................19

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
         LIABILITIES..........................................................................................19

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facility located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities that we are registering.

         .  Our Annual Report on Form 10-K for the year ended December 31, 2000;

         . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         .  Our Current Report on Form 8-K dated August 31, 2001;

         .  Our Current Report on Form 8-K dated April 23, 1998; and

         . The description of our common stock contained in our Form S-2, Registration Number 33-14342, filed on June 23, 1987, pursuant to
            Section 12 of the Securities Act.

         Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

         You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:

                           Southwest Water Company
                           225 North Barranca Avenue, Suite 200
                           West Covina, CA  92791-1605
                           Attention:   Secretary
                           Telephone: (626) 915-1551

                           FORWARD-LOOKING STATEMENTS

         In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources and performance of our operations. "Forward-looking statements" are projections, plans, objectives or assumptions about us. Forward-looking statements involve numerous risks and uncertainties, and you should not place undue reliance on these statements because we cannot assure you that the events or circumstances reflected in these statements will actually occur. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," "anticipates," or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect, imprecise or incapable of being realized. The following factors, among others set forth in our filings with the Securities and Exchange Commission or in our press releases, could cause actual results and future events to differ materially from those set forth or contemplated in our forward-looking statements:

         .  Weather and seasonal variations;

         .  Competition;

         .  Failure to effectively and efficiently manage our growth;

         .  Rate regulation and rates of return;

         .  Certain litigation and other risks regarding water quality;

         .  Financing capital expenditures; and

         .  Rapidly increasing operating costs.

         Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update forward-looking statements.

                             SOUTHWEST WATER COMPANY

         Southwest Water Company was incorporated in California in 1954 and reincorporated in Delaware in 1988. All of our operations are conducted through our subsidiaries which provide a broad range of services including water production and distribution, wastewater collection and treatment and utility submetering. We own regulated public water utilities. State regulatory agencies oversee the operations of our utilities as well as establish the rates that we can charge for our services. We also operate and manage water and wastewater treatment facilities which are owned by cities, public agencies, municipal utility districts and private companies under contract. These facilities are also subject to regulatory oversight; however, the pricing of our services is not subject to regulation. We serve more than 1.5 million people in 29 states nationwide.

         We own and operate water and wastewater utilities through four subsidiaries. Suburban, New Mexico Utilities and Hornsby Bend Utility Company are wholly owned and we also own 80% of Windermere Utility Company. Through two subsidiaries, ECO Resources and 90%-owned OpTech, we operate and manage water and wastewater treatment facilities owned by cities, public agencies, municipal utility districts and private entities. Nationwide, we provide utility submetering and billing and collection services through our 80%-owned subsidiary, Master Tek.

Suburban Water Systems

         Suburban is a regulated public water utility that produces and supplies water for residential, commercial, industrial and public authority use, and for private and public fire protection service under the jurisdiction of the California Public Utilities Commission. Suburban's service area contains a population of approximately 300,000 people within Los Angeles and Orange Counties, California. Suburban owns 14 active wells that pump water from two major groundwater basins in the Southern California coastal watershed. Suburban also purchases water from two mutual water companies that also produce their water from one of the basins. In addition, Suburban purchases water from the San Gabriel Municipal Water District and has interconnections with other water purveyors for supplemental and emergency sources of supply. During 2000, Suburban accounted for approximately 35% of our total revenue.

New Mexico Utilities

         New Mexico Utilities is a regulated public water utility that provides water supply and sewage collection services for residential, commercial, irrigation and fire protection customers under the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Utilities' service area contains a population of approximately 28,000 people within the northwest portion of the City of Albuquerque, New Mexico and the northern portion of Bernalillo County, New Mexico. New Mexico Utilities owns five wells and four reservoirs. New Mexico Utilities' wells produce water from the Rio Grande Underground Basin. During 2000, New Mexico Utilities accounted for approximately 6% of our total revenue.

Windermere Utility Company and Hornsby Bend Utility Company

         Windermere Utility Company and Hornsby Bend Utility Company are two small public water utilities operating near Austin, Texas. Both are regulated public water utilities that provide water supply and sewage collection services for residential, commercial, irrigation and fire protection customers under the jurisdiction of the Texas Natural Resources Conservation Commission. Together, these utilities currently provide water supply and sewage collection and treatment services to approximately 4,800 customers. Their service areas are located near the city of Austin, Texas and contain a population of about 17,000 people. During 2000, Windermere Utility Company and Hornsby Bend Utility Company, which were acquired in October 2000, accounted for approximately 1% of our total revenue.

ECO Resources

         ECO Resources provides contract water and wastewater system management, operations and maintenance services in the states of Texas, Mississippi, New Mexico and California. ECO Resources' services include facility and equipment maintenance and repair, sewer pipeline cleaning, water and wastewater operations, billing and collection services and state-certified laboratory analysis. ECO Resources does not own any of the water sources, water production facilities, water distribution systems, wastewater collection systems or wastewater treatment facilities that it operates for its clients. ECO Resources has two distinct types of contractual relationships: time and material contracts (primarily with municipal utility districts in Texas) and fixed fee operations and maintenance contracts. Areas served by ECO Resources have an aggregate population of approximately 580,000 people. During 2000, ECO Resources accounted for approximately 52% of our total revenue.

Operations Technologies

         Our majority interest in OpTech was acquired in August 2001, and provides contract water and wastewater system management, operations and maintenance services and public works services in the states of Georgia and Mississippi. OpTech's services include facility and equipment maintenance and repair, water and wastewater operations, street maintenance, public works services such as maintaining ditches and repairing potholes, billing and collection services. OpTech does not own any of the water systems, water production facilities, water distribution systems, wastewater collection systems or wastewater treatment facilities that it operates for its clients. OpTech's contracts are all fixed fee operations and maintenance contracts. Areas served by OpTech have an aggregate population of approximately 315,000 people. Since our interest in OpTech was acquired in August 2001, it did not account for any of our total revenue in 2000.

Master Tek International

         Master Tek is engaged in the utility submetering business, which involves the installation of electronic equipment in apartments, condominiums, mobile home parks and other multi-family dwellings to monitor each resident's usage of various utilities. Submetering allows water, gas and electricity usage to be measured and charged to each individual residential unit. In addition, Master Tek provides billing, collection and customer relations services for these usage charges. The billing process involves the transmission of utility usage data via radio frequency and telephone lines to Master Tek's headquarters near Denver, Colorado, where service representatives prepare bills and handle customer inquiries. Currently, Master Tek provides service to approximately 140,000 dwelling units in 28 states throughout the country. During 2000, Master Tek accounted for approximately 6% of our total revenue.

         Our principal executive offices are located at 225 North Barranca, Suite 200, West Covina, California 91791-1605, and our telephone number is (626) 915-1551.

                                 USE OF PROCEEDS

         The net proceeds from the sale of shares of common stock offered by this prospectus will be added to our general operating funds and, among other things, may be used for acquisitions, capital improvements and other capital needs. We cannot predict how many shares of common stock will be sold under the plan and, therefore, cannot estimate the total amount of net proceeds that we will receive.

                   DESCRIPTION OF THE DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

         The following, in question and answer form, describes the Dividend Reinvestment and Stock Purchase Plan of Southwest Water Company, which we refer to as the "Plan" in this section. Those holders of our common stock who do not participate in the Plan will receive cash dividends on the common stock registered in the name of the stockholder and held directly by the stockholder, as declared, in the usual manner.

PURPOSE

1.     What is the purpose of the Plan?

         The purpose of the Plan is to provide eligible holders of record of the common stock of Southwest Water Company who elect to participate in the Plan with a simple, convenient and automatic way to invest common stock cash dividends and optional cash payments in additional shares of our common stock without payment of any brokerage commission or service or other charge.

ADVANTAGES

2.     What are the advantages of the Plan?

         The Plan offers the following advantages:

         (a) Common stock purchased with reinvested cash dividends will be priced at ninety-five percent (95%) of the common stock's average market price. (See Number 13 below pertaining to the purchase price of common stock under the Plan);

         (b) Cash dividends and, within certain limits, optional cash payments are automatically invested in common stock without any charge for brokerage commission or Plan administration;

         (c) You obtain full investment use of your funds as the Plan provides for whole and fractional shares to be credited to your account under the Plan;

         (d) You avoid the issues associated with safekeeping of certificates for the common stock received under the Plan; and

         (e) You receive periodic statements regarding the common stock purchased under the Plan, thus providing you with simplified record keeping.

ADMINISTRATION

3.     Who is administering the Plan?

         Mellon Investor Services, LLC (the "Agent") administers the Plan for you. The Agent will establish an account for you (your "Plan Account") and will purchase common stock on your behalf with your cash dividends and optional cash payments. The common stock purchased under the Plan will be registered in the name of the Agent (or its nominee), as your agent, and credited to your Plan Account.

4.     What is the responsibility of the Agent under the Plan?

         The Agent, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate your Plan Account upon your death, the prices at which shares of common stock are purchased for your Plan Account, the times when purchases are made or fluctuations in the market value of the common stock.

         You should recognize that neither we nor the Agent can provide any assurance of a profit or protection against loss on any common stock purchased under the Plan.

5.     What is the address of the Agent?

         All correspondence pertaining to your participation in the Plan should be sent to:

                Mellon Investor Services, LLC
                Re:  Southwest Water Company Dividend
                  Reinvestment and Stock Purchase Plan
                P.O. Box 3315
                South Hackensack, NJ  07606

PARTICIPATION

6.     Who is eligible to participate in the Plan?

         All holders of record of our common stock ("Eligible Stockholders") are eligible to participate in the Plan.

         You may not participate in the Plan through your broker or nominee. Cash dividends declared on the common stock registered in the name of your broker or nominee, as your agent, may not be reinvested under the Plan. Also, your broker or nominee, as your agent, may not remit optional cash payments to purchase common stock under the Plan.

7.     How does an Eligible Stockholder participate in the Plan?

         An Eligible Stockholder may join the Plan by completing and signing the Authorization Card and returning it to the Agent.

         If you do not send a signed Authorization Card to the Agent then you will receive directly the cash dividends on the shares of common stock registered in your name and held directly by you, in the usual manner.

         Additional Authorization Cards may be obtained at any time from the Agent. (See Number 5 above for the address of the Agent.)

8.     When may an Eligible Stockholder join the Plan?

         An Eligible Stockholder may join the Plan at any time. Once in the Plan you will remain enrolled in the Plan until you discontinue your participation or sell all of your common stock participating in the Plan as well as the common stock purchased under the Plan and credited to your Plan Account. (See Number 27 below pertaining to discontinuance of dividend reinvestment.)

         If you submit the Authorization Card specifying reinvestment of cash dividends so that it is received by the Agent on or before the record date (or, if the record date is not a business day, the next preceding business day) established for the then current quarter's dividend payment, reinvestment will commence with the then current quarter's dividend payment date (or, if the payment date is not a business day, the next following day). Quarterly record dates and their related dividend payment dates for the common stock have typically been as follows:

                                          Approximate Dividend Payment
         Approximate Record Date -                    Date -
               Last Day of:                     Twentieth Day of:
         -------------------------        ----------------------------
                 March                             April
                 June                              July
               September                          October
               December                           January

         If the Authorization Card is received by the Agent after the then current quarter's record date, then your cash dividends will not be reinvested until the next quarter's dividend payment date. In other words, an Authorization Card first becomes effective on the first dividend record date following the Agent's receipt of your Authorization Card. (See Number 18 below for information pertaining to the investment of optional cash payments.)

9.     What does the Authorization Card provide?

         The Authorization Card provides for the purchase of additional shares of common stock through the following three investment options:

                  (i) FULL DIVIDEND REINVESTMENT directs the Agent to invest in accordance with the Plan all of the cash dividends on all of the common stock then or subsequently registered in your name, and also permits you to make optional cash payments for the purchase of additional common stock in accordance with the Plan;

                  (ii) PARTIAL DIVIDEND REINVESTMENT directs the Agent to invest in accordance with the Plan all of the cash dividends on only that number of shares of common stock registered in your name which is designated in the appropriate space on the Authorization Card, and also permits you to make optional cash payments for the purchase of additional common stock in accordance with the Plan; and

                  (iii) OPTIONAL CASH PAYMENTS ONLY permits you to make optional cash payments for the purchase of additional common stock in accordance with the Plan without reinvesting dividends on the common stock then or subsequently registered in your name. After you receive your statement reflecting the purchase of common stock made with your optional cash payment, you may elect to directly receive subsequent cash dividends on such common stock by withdrawing such common stock from your Plan Account. (See Number 25 below pertaining to the withdrawal of common stock under the Plan.)

         You may select either of the automatic reinvestment options or the optional cash payment option. In all cases, cash dividends on all of the common stock held in your Plan Account will be reinvested in accordance with the Plan, including dividends on the common stock purchased with optional cash payments.

10.    How may I change investment options under the Plan?

         You may change your investment option under the Plan at any time by signing and returning to the Agent a subsequent Authorization Card, specifying an option which differs from your then current participation under the Plan. Additional Authorization Cards may be obtained at any time from the Agent. Any such change will become effective with the next common stock dividend record date. (See Number 5 above for the address of the Agent and Number 8 above for approximate quarterly dividend record dates.)

COSTS

11. Do I bear any of the transactional expense of purchasing common stock with reinvested cash dividends or optional cash payments under the Plan?

         You will incur no brokerage commission or service charge for the purchase of common stock with reinvested cash dividends or optional cash payments under the Plan. All costs incident to the administration of the Plan will be paid by us.

PURCHASE OF COMMON STOCK

12. How many shares of common stock will be purchased and credited to my Plan Account?

         The number of shares of common stock to be purchased and credited to your Plan Account is an amount equal to your total quarterly investment under the Plan (the amount of cash dividends declared per share for that quarter multiplied by the number of shares of common stock registered in your name and participating in the Plan, plus your optional cash payment(s), if any, for that quarter), divided by the purchase price per share of the common stock. (See Number 13 below pertaining to the purchase price of common stock.) Your Plan Account will be credited with whole and fractional shares, computed to three decimal places, of the common stock purchased on your behalf by the Agent under the Plan.

         Cash dividends issued on any full or fractional shares of common stock remaining in your Plan Account on subsequent record dates will be automatically reinvested in common stock for your Plan Account.

13.    At what price will the common stock be purchased under the Plan?

         Purchase of common stock with optional cash payments will be made at the average of the daily high and low sales prices of the common stock as reported in The Wall Street Journal for the period of the last three days on which the stock was traded immediately preceding the dividend payment date, or if not so reported, then at the average of the closing bid and asked prices as reported by the Nasdaq National Market (the "Average Sales Price").

         Purchase of common stock with reinvested cash dividends will be made at ninety-five percent (95%) of the Average Sales Price.

14.    What is the source of the common stock purchased under the Plan?

         The common stock purchased under the Plan with reinvested cash dividends or optional cash payments will be purchased directly from us. The common stock so purchased from us will be either authorized but unissued shares of common stock or shares of the common stock held in our treasury.

15.    When will the common stock be purchased under the Plan?

         Purchases of the common stock with reinvested cash dividends or optional cash payments will be made on the quarterly dividend payment date (or, if that is not a business day, on the next following business day).
(See Number 8 above for approximate quarterly dividend payment dates.)

16. When will the common stock purchased under the Plan be credited to my Plan Account?

         Common stock purchased under the Plan with reinvested cash dividends or optional cash payments will be automatically credited to your Plan Account as soon as practicable after that same quarterly dividend payment date.

OPTIONAL CASH PAYMENTS

17.    Who is eligible to make optional cash payments?

         All Eligible Stockholders who submit an Authorization Card are eligible to make optional cash payments under the Plan.

18.    How does the optional cash payment future work?

         An initial optional cash payment may be made when enrolling in the Plan by enclosing a check or money order with the Authorization Card. The first dividend payment after the date of this prospectus will be October 22, 2001, and to be invested on that date the Agent must receive your check or money order by the record date of September 28, 2001. Thereafter, optional cash payments may be made at any time by sending a check or money order to the Agent. (See Number 5 above for the address of the Agent.) Checks or money orders should be made payable to Mellon Investor Services LLC, and the "Dividend Reinvestment Plan of Southwest Water Company" should be included on the face of each such check or money order remitted to the Agent.

         While optional cash payments may be made at any time, you should send all optional cash payments so that they are received by the Agent within one to two weeks before the then current quarter's record date because no interest will be paid on any optional cash payments. (See Number 8 above for approximate quarterly record dates.)

         The Agent will apply any optional cash payment received from you before the then current quarter's record date to the purchase of common stock for your Plan Account on that quarter's dividend payment date. Optional cash payments received after the then current quarter's record date will be applied to the purchase of common stock on the next quarter's dividend payment date.

         If you want to make only optional cash payments and not reinvest your cash dividends, we will pay cash dividends on the common stock registered in your name and held by you directly to you in the usual manner. The Agent will apply any optional cash payments received from you to the purchase of additional common stock for your Plan Account. Unless the shares of common stock acquired with optional cash payments under the Plan are withdrawn from your Plan Account, subsequent cash dividends paid on such common stock will be automatically reinvested. (See Number 25 below pertaining to withdrawal of common stock from the Plan.)

19. What are the limitations on the amount of optional cash payments I may make under the Plan?

         Any optional cash payment made by you under the Plan may not be less than twenty-five dollars ($25.00) per payment nor may it total more than three thousand dollars ($3,000.00) per quarter. The same amount of money need not be sent each quarter and you are under no obligation to make an optional cash payment in any quarter.

20.    Under what circumstances will optional cash payments be returned?

         Optional cash payments received by the Agent will be returned to you upon your written request, which must be received by the Agent at least forty-eight (48) hours prior to the then current quarter's dividend payment date.

         Optional cash payments remitted in excess of three thousand dollars ($3,000.00) per quarter will be automatically returned to you by the Agent within ten (10) days after that quarter's dividend payment date.

REPORTS TO PARTICIPANTS

21.    What kind of reports will be sent to me as a participant in the Plan?

         As soon as practicable after the dividend payment date, the Agent will mail to you a statement itemizing (i) the number of shares of common stock registered in your name and enrolled in the Plan on the previous quarter's record date, (ii) the amount of cash dividends declared for the previous quarter on your common stock, (iii) the number of shares of common stock purchased under the Plan with the cash dividends received on your common stock enrolled in the Plan and credited to your Plan Account, (iv) the price per share of common stock paid and (v) the total number of shares, including fractional shares, of common stock credited to your Plan Account after purchase of the common stock on that dividend payment date. In addition, if you elected to make an optional cash payment prior to such quarter's record date, the statement will include the amount of the optional cash payment(s) made by you, information as to full and fractional shares of common stock purchased with such optional cash payment(s) and any excess payment (optional payment made in excess of $3,000.00 per quarter) remitted to you.

         You will also receive a statement at year-end itemizing your taxable distribution in a manner similar to that found at Number 33(a) below and showing your total dividend income and the amount of your return of capital distribution. (See Number 33 below pertaining to Federal income tax consequences of participation in the Plan.)

         These statements are a continuing record of the cost of purchase of common stock under the Plan and should be retained by you for tax purposes.

         You will also receive copies of our annual and quarterly reports to stockholders and proxy materials.

STOCK CERTIFICATES

22. Will certificates be issued to me for the common stock purchased under the Plan and credited to my Plan Account?

         Unless requested, the Agent will not issue to you certificates for the common stock purchased under the Plan and credited to your Plan Account. The common stock purchased under the Plan will be held in the name of the Agent or its nominee, as your agent. Interests in fractional shares will be represented by outstanding shares held by the Agent for this purpose. The amount of common stock purchased for your account under the Plan, including fractional shares to three decimal places, will be shown on your statement account. This feature protects against loss, theft or destruction of stock certificates. (See Number 25 below pertaining to withdrawal of common stock from the Plan.)

23.    In whose name will the certificates be registered when issued?

         Your Plan Account will be maintained in the name in which your stock certificates were registered at the time you enrolled in the Plan. Therefore, certificates for whole shares of common stock will be similarly registered when issued at your request. Should you want your shares registered and issued in a different name or should you want to change the name in which your Plan Account is maintained, you must so indicate in a written request sent to the Agent, and comply with any applicable transfer requirements, including the payment of normal transfer fees.

24.    May the common stock credited to my Plan Account be pledged?

         The common stock credited to your Plan Account may not be pledged. If you wish to pledge the common stock credited to your Plan Account you must first withdraw such stock from your Plan Account. (See Number 25 below pertaining to withdrawal of common stock from the Plan.)

WITHDRAWAL OF SHARES IN THE PLAN ACCOUNT

25. How may I withdraw the common stock purchased under the Plan and credited to my Plan Account?

         You may withdraw all or a portion of the common stock from your Plan Account by notifying the Agent in writing to that effect and specifying in the notice the number of whole shares of common stock to be withdrawn. (See Number 5 above for the address of the Agent.) In no case will certificates for fractional shares be issued. If your Plan Account contains a fractional share for which withdrawal is requested (or your Plan Account is terminated by the Agent as provided in Number 29 below) the Agent will issue a check to you in an amount equal to the fractional share multiplied by the Average Sales Price of the common stock on the last dividend payment date. The check and the certificates for the shares of common stock so withdrawn will be issued to you within forty-five (45) days after the Agent's receipt of your request to withdraw shares of the common stock credited to your Plan Account.

         Any notice requesting withdrawal received after a record date will not be effective until dividends for such record date have been reinvested and the common stock so purchased is credited to your Plan Account. (See Number 8 above for approximate quarterly record dates.)

         If you are reinvesting dividends on all of the common stock registered in your name (i.e., you elected Full Dividend Reinvestment), then cash dividends with respect to the common stock withdrawn from your Plan Account will continue to be reinvested unless you thereafter submit a new Authorization Card reducing the number of shares subject to the Plan.

         Withdrawal of all of the common stock credited to your Plan Account does not terminate your participation under the Plan. (See Number 27 below pertaining to discontinuance of participation in the Plan.)

26. What happens to my Plan Account if all of the common stock registered in my own name is transferred or sold?

         If you dispose of all of the common stock registered in your own name and participating in the Plan, the Agent will continue to reinvest the dividends on the common stock credited to and held in your Plan Account until you notify the Agent that you wish to withdraw such stock from your Plan Account. (See Number 25 above pertaining to the withdrawal of common stock from your Plan Account.)

DISCONTINUANCE OF DIVIDEND REINVESTMENT

27. How do I discontinue the automatic reinvestment of my cash dividends under the Plan?

         You may discontinue the automatic reinvestment of your cash dividends under the Plan with regard to a portion of your common stock at any time by signing and returning to the Agent a subsequent Authorization Card, specifying an investment option which differs from your then current participation under the Plan. Additional

Authorization Cards may be obtained at any time from the Agent. (See Number 5 above for the address of the Agent.)

         You need not discontinue the optional cash investment option of the Plan when discontinuing an automatic reinvestment option under the Plan.

         You may discontinue the automatic reinvestment of your cash dividends with regard to all of your common stock participating in the Plan and all of the common stock credited to your Plan Account by requesting such discontinuance in writing from the Agent. The Agent will, within forty-five (45) days after receipt of your notice of discontinuance, close your Plan Account, issue to you certificates for all of the whole shares of common stock credited to and held in your Plan Account and a check in an amount equal to the fractional share credited to your Plan Account multiplied by the Average Sales Price for the common stock on the previous dividend payment date. To prevent the reinvestment of cash dividends in accordance with the Plan, such notice of discontinuance must be received prior to the record date for the next quarterly dividend payment. (See Number 8 above for the approximate quarterly record dates.)

28.    May the Plan be changed or discontinued by us?

         While we hope to continue the Plan or a variation of the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time, including the period between a quarterly record date and the related dividend payment date. We also reserve the right to make modifications to the Plan. You will be notified of any such suspension, termination, or any material modification of the Plan.

29.    May my participation in the Plan be discontinued by the Agent?

         Yes. The Agent, at its discretion, may terminate your participation in the Plan if your Plan Account contains only credit for a fractional share, by issuing a check to you in an amount equal to the fractional share credited to your Plan Account multiplied by the Average Sales Price for the common stock on the previous dividend payment date.

RIGHTS OF STOCKHOLDERS

30.    What happens if we have a rights offering?

         In the event we distribute to our stockholders rights to subscribe for or purchase additional common stock or other securities, such rights accruing to common stock credited to your Plan Account shall be delivered by us to the Agent. The Agent shall sell such rights and invest the proceeds of such sale in additional common stock on the next dividend payment date and credit your Plan Account with the common stock so purchased. Stock rights distributed on the common stock held directly by you and registered in your name will be mailed directly to you.

31.    What happens if we issue a stock dividend or declare a stock split?

         Any stock dividends or stock splits distributed by us on the common stock credited to your Plan Account will be added to your Plan Account. Stock dividends or stock splits distributed on the common stock held directly by you and registered in your name will be mailed directly to you.

32.    How will the common stock in my Plan Account be voted?

         All of the common stock credited to your Plan Account will be voted as you direct. For each Annual Meeting of Stockholders you will receive proxy materials that will enable you to vote by proxy all of the common stock credited to your Plan Account as well as all of the common stock registered in your name. Or, you may elect to vote all of your common stock, the shares that are credited to your Plan Account and all other shares registered in your name in person at the Annual Meeting of Stockholders.

FEDERAL INCOME TAX INFORMATION

33.  What are the federal income tax consequences of participating in the Plan?

     (a)  Distribution.

     Under Internal Revenue Service rulings pertaining to similar plans, cash dividends paid with respect to common stock which are reinvested in common stock under the Plan generally will be treated for federal income tax purposes as having been received by a Plan participant in the form of a taxable stock distribution rather than as a cash dividend. Under these rulings an amount equal to the fair market value of the common stock purchased and credited to the participant's Plan Account will be treated as a taxable distribution to the participant by us. The fair market value of the common stock will be based on one hundred percent (100%) of the Average Sales Price of the common stock and not the discounted price (ninety five percent (95%) of the Average Sales Price) at which the common stock is credited to the participant's Plan Account. (See Number 13 above pertaining to the Average Sales Price.)

     Stockholders who do not participate in the Plan and Plan participants who purchase additional shares of common stock only with optional cash payments will also be treated as having received a taxable distribution in an amount equal to the cash dividends received on their common stock. Plan participants who purchase additional shares of common stock only with optional cash payments will not otherwise be treated as having received a taxable distribution for federal income tax purposes.

     The following example may be helpful to illustrate the federal income tax consequences of automatic reinvestment of your cash dividends under the Plan.

            Total cash dividends..........................................     $100.00
            Assumed Average Sales Price per share*........................     $ 20.00
            Less 5% discount per share....................................     $  1.00
                                                                               -------
            Net purchase price per share..................................     $ 19.00
                                                                               =======
            Number of shares purchased ($100.00 / $19.00).................       5.263
                                                                               -------
            A participant's taxable distribution ($20.00 x 5.263 shares)..     $105.26
                                                                               -------
            A non-participant's taxable distribution......................     $100.00
                                                                               -------

_____________
*  These figures are assumed for illustrative purposes only.

     A taxable distribution by us will be treated for federal income tax purposes as a dividend to the extent we have current and accumulated earnings
and profits.   Taxable distributions in excess of our current and accumulated earnings and profits will not be taxable to a Plan participant to the extent that the distributions do not exceed the adjusted tax basis of the participant's shares. To the extent these distributions exceed the adjusted tax basis of a participant's shares, such excess must be included in the participant's income as capital gain.

     Your statements of account will show the fair market value on the dividend payment date of the common stock purchased with reinvested cash dividends and optional cash payments under the Plan. A statement mailed to you at year-end will itemize your taxable distributions in a manner similar to that above in this subsection (a) and will show your total dividend income and the amount of your return of capital and capital gain distributions.

     (b)  Basis.

     The tax basis of the shares of common stock credited to a participant's Plan Account, whether purchased with reinvested cash dividends or optional cash payments, will equal the fair market value (Average Sales Price) of the common stock on the dividend payment date when such shares of common stock were purchased for the participant's Plan Account.

     (c)  Holding Period.

     The tax-related holding period for shares of common stock acquired under the Plan, whether purchased with reinvested cash dividends or optional cash payments, will begin on the day following the dividend payment date on which such shares of common stock were purchased.

     (d)  Realizing Gain or Loss.

     A Plan participant will not realize any taxable gain or loss when the participant receives certificates for whole shares of common stock credited to such participant's Plan Account, whether upon a request for such certificates or upon withdrawal from or termination of the Plan. However, a participant will recognize gain or loss when the shares of common stock credited to the participant's Plan Account are sold or exchanged. A participant will also recognize gain or loss when the Agent issues a check to the participant as payment in lieu of a fractional share of common stock credited to the participant's Plan Account. The amount of any gain or loss recognized by a participant upon the sale or exchange of whole shares, or the receipt of payment in lieu of a fractional share, of common stock purchased under the Plan, will equal the difference between the amount that the participant receives for such whole or fractional shares of common stock and the participant's adjusted tax basis in such stock.

     (e)  Other.

     The foregoing summary of certain federal income tax considerations regarding the Plan is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors (including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This discussion also assumes that all Plan participants hold their common stock as a capital asset. Those considering participation in the Plan are urged to consult with their tax advisors regarding the specific tax consequences (including the federal, state, local and foreign tax consequences) that may result from their participation in the Plan and of potential changes in applicable tax laws. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, participants are advised to consult their tax advisors with respect to the tax consequences applicable to their particular situations.

PLAN INTERPRETATION

34.   How is the Plan to be interpreted?

      Any question of interpretation under the Plan will be determined by us and any such determination will be final.

                            ANTIDILUTION PROVISION

         The aggregate number of shares of common stock registered for issuance and purchase under the Stockholder Rights Plan, as provided in the Registration Statement, of which this prospectus forms a part, shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares.

                    COMMON STOCK DIVIDENDS AND PRICE RANGE

         Since 1960, we have paid quarterly cash dividends on our common stock. Our practice has been to pay common stock dividends on or about the 20th day of January, April, July and October. The amount and timing of future dividends depends on our growth, results of operations, profitability and financial condition, as well as other factors deemed relevant by our board of directors.

         Our common stock is traded on the Nasdaq National Market under the symbol "SWWC". The following table shows the range of market prices of our common stock for the periods indicated. The prices shown reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. Our current quarterly dividend rate is $.056 per common share.

                                                                         Market Price Range       Dividends
                                                                       ---------------------
1999                                                                     High         Low       Paid Per Share
----                                                                   -------      --------    --------------
First Quarter..................................................        $  8.73      $   6.67          $.043
Second Quarter.................................................        $  9.60      $   5.90          $.043
Third Quarter..................................................        $ 14.37      $   9.07          $.043
Fourth Quarter.................................................        $ 14.90      $   9.20          $.048
2000
----
First Quarter..................................................        $ 12.70      $   8.40          $.048
Second Quarter.................................................        $ 11.50      $   8.30          $.048
Third Quarter..................................................        $ 11.20      $   9.20          $.056
Fourth Quarter.................................................        $ 13.40      $   9.90          $.056
2001
----
First Quarter..................................................        $ 13.75      $  11.50          $.056
Second Quarter.................................................        $ 14.94      $  11.70          $.056
Third Quarter (through September 24, 2001).....................        $ 15.62      $  12.05          $.056*

________________

* $.056 represents the dividend we expect to pay per share of common stock for the third quarter of 2001.


                         DESCRIPTION OF CAPITAL STOCK

Authorized Shares

         Under our certificate of incorporation, we are currently authorized to issue 25,000,000 shares of common stock at a par value of $0.01 per share. As of September 10, 2001, there were 8,718,767 shares of common stock issued and outstanding.

         We are also authorized to issue up to 3,000 shares of Series E Convertible Preferred Stock as compensation to certain business brokers for obtaining water and sewer contracts for our 99%-owned subsidiary, Inland Pacific Water Company (IPWC). IPWC is primarily a marketing vehicle for contract operations in the Inland Empire area of California. None of the Series E Convertible Preferred Stock has been issued to date, and no contracts requiring such issuance appear imminent at this time. Any Series E Convertible Preferred Stock, if issued, would be entitled to dividends based upon an agreed formula. The Series E Convertible Preferred Stock, if issued, would vest over the lives of the long- term (10 to 15 year) water or sewer contracts obtained by the brokers and, to the extent vested, would be convertible into our common stock at the rate of 1,000 shares of common stock for each share of Series E Convertible Preferred Stock, subject to certain adjustments.

         We are currently authorized to issue 250,000 preferred shares at a par value of $.01 per share. As of September 10, 2001, there were 10,288 Series A Preferred shares outstanding. Series A Preferred stockholders are entitled to annual dividends of $2.625 per share and are entitled to five votes per share on all matters voted on by the stockholders.

Common Stock

         During the past four years, we increased the number of shares of common stock outstanding through a series of stock splits and stock dividends. Since December 31, 1997, the number of outstanding shares of our common stock has increased from 3,330,207 shares to 8,718,767 shares as of September 10, 2001. On September 25, 2001 the Company declared a five percent stock dividend payable on October 22, 2001 to stockholders of record on October 1, 2001. We cannot assure you that we will continue such stock splits and stock dividends in the future.

         Holders of our common stock are entitled to one vote for each share held on all matters voted on by stockholders, including the election of directors. Upon liquidation or dissolution, the holders of common stock will be entitled to share ratably in the assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock do not have subscription, sinking fund, preemptive, redemption or conversion privileges. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that is issued or may be issued in the future.

         Under the Delaware General Corporation Law, we may pay dividends out of "surplus" (as determined in accordance with the Delaware General Corporation
Law) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year (subject to certain restrictions). Subject to the preferences or other rights of any of our preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on the common stock as declared by our Board of Directors. The Board of Directors establishes our dividend policy. Subject to legal and contractual restrictions, our Board of Directors' decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning our business and operations. Currently we pay dividends on a quarterly basis. Please see the section entitled "Common Stock Dividends and Price Range" for information about the dividends recently paid. We cannot guarantee that, in the future, we will have funds available to pay dividends, or that our Board of Directors will declare dividends.

Transfer Agent and Registrar

         The transfer agent and registrar of our common stock is Mellon Investor Services, LLC, P.O. Box 3315, South Hackensack, New Jersey, 07606 and their phone number is (800) 356-2017.

Anti-takeover Effects of Certain Provisions

         Our certificate of incorporation and bylaws, the Delaware General Corporation Law and our Stockholder Rights Plan, described below, contain provisions that may discourage or delay the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise.

Purposes of Provisions of Certificate of Incorporation and Bylaws

         The relevant provisions of our certificate of incorporation and bylaws are intended to discourage certain types of transactions that may involve an actual or threatened change of control of our company and to encourage any person who might seek to acquire control of our company to negotiate with our Board of Directors. We believe generally that the interests of our stockholders would be served best if any change in control results from negotiations with our Board of Directors of the proposed terms. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent board and could deprive stockholders of opportunities to realize takeover premiums for their shares.

         The description below is a summary only. We encourage you to read our certificate of incorporation, our Bylaws and our Stockholder Rights Plan, each of which we have filed with the Securities and Exchange Commission, or SEC.

Classification of our Board of Directors

         We have a classified Board of Directors, comprised of seven directors, divided into three classes. The terms of our current directors will expire as follows:

         . the term of our one Class I director will expire at the annual meeting of stockholders held in 2002;

         . the term of our three Class II directors will expire at the annual meeting of stockholders held in 2003; and

         . the term of our three Class III directors will expire at the annual meeting of stockholders held in 2004.

         The structure of the classified board is intended to promote continuity and stability of our management and policies since a majority of the directors serving at any given time will have prior experience as our directors. The classification of directors could make it more difficult for stockholders to quickly change the composition of our Board of Directors. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in the majority of our Board of Directors.

Number of Directors

         Our certificate of incorporation provides that the number of directors shall be no less than seven and shall not exceed nine. Our Board of Directors is currently comprised of seven persons. The exact number of directors is set by resolution from time to time of the majority of the directors then in office. Interim vacancies on our Board of Directors, or vacancies created by an increase in the number of directors, may be filled by a majority of the directors then in office. A director appointed to fill a vacancy will hold office for the remainder of the term of the class of director in which the vacancy occurred or the new directorship was created.

Stockholder Action

         Our certificate of incorporation requires all stockholder action to be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent. Our certification of incorporation and Bylaws also provide that special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the authorized directors, or by one or more stockholders holding at least 20% of the voting power of all then outstanding shares of our capital stock entitled to vote at any meeting of the stockholders. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of the stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

         Our bylaws establish an advance notice procedure of 90 days for nominations, other than by or at the direction of our board, of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. These provisions are intended to facilitate planning for the conduct of our annual meeting of stockholders and to provide time for proposals to be fully evaluated. These provisions may have the effect of precluding a nomination or the conduct of business at a particular meeting if the advance notice and other proper procedures are not followed. These provisions may also deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or from otherwise attempting to obtain control, even if the conduct of such solicitation or such attempt might be beneficial to the stockholders.

Preferred Stock and Additional Common Stock

         Our Board of Directors' authority to issue shares of common stock and preferred stock and to fix by resolution the terms and conditions of each series of preferred stock may either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations, or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. Our Board of Directors will make any determination regarding issuance of additional shares based on its business judgment.

Stockholder Approval of Business Combinations

         Our certificate of incorporation contains provisions which provide that, subject to certain exceptions, we may not engage in certain "business combinations" with any "interested stockholder" or "reorganizations" unless there is an affirmative vote of at least two-thirds of the voting power of all then outstanding shares of voting stock, voting together as a single class, a majority of which must be voting stock other than that of which an interested stockholder or its affiliate is the beneficial owner.

         Under certain circumstances, such provisions make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation. We anticipate that these provisions may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors.

Stockholder Rights Plan

         In 1998, we adopted a Stockholder Rights Plan and have issued, for each share of our common stock, one preferred share purchase right, or a Right. As long as the Rights are attached to our common stock, we will issue one Right (subject to adjustment) with each new share of common stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, or Preferred Share, at an original price of $65.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in our Stockholder Rights Plan available from Mellon Investor Services, LLC, our Rights Agent.

         Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock (an "Acquiring Person") or (ii) ten (10) business days (or such later date as may be determined by action of our Board or Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of our common stock, the earlier of (i) and
(ii) being called the "Distribution Date," the Rights will be evidenced, with respect to any of our common stock certificates outstanding as of the adoption of the Stockholder Rights Plan, by such common stock certificate together with a summary of rights.

         The Stockholder Rights Plan provides that until the Distribution Date (or earlier redemption, exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the adoption of the Stockholder Rights Plan will contain a notation incorporating the Stockholder Rights Plan by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender or transfer of any certificates for our common stock, with or without such notation or a copy of a summary of rights, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on April 6, 2008, subject to our right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by us or terminated.

         Each Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate quarterly dividend of 100 times the dividend, if any, declared per share of our common stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Preferred Share will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of our common stock. Preferred Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Share's dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of our common stock.

         The purchase price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average of our net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

         In the event that a Person becomes an Acquiring Person, or if we were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person, and our common stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of the Right. In the event that, after a person has become an Acquiring Person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of the Right.

         At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of our outstanding common stock, our Board of Directors may cause us to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for shares of our common stock at an exchange rate of one share of our common stock per Right (subject to adjustment).

         No adjustment in the purchase price of a Right will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Preferred Shares or shares of our common stock will be issued (other than fractions of Preferred Shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares or shares of our common stock on the last trading date prior to the date of exercise.

         The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by our Board or Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

         Any of the provisions of the Stockholder Rights Plan may be amended by our Board of Directors for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, we may amend or supplement the Stockholder Rights Plan in any manner that does not adversely affect the interests of the holders of the Rights.

         This summary description of the Rights does not purport to be complete, and is qualified in its entirety by reference to the Stockholder Rights Plan, which is incorporated by reference to our Report on Form 8-K filed with the SEC on April 23, 1998.

                                     EXPERTS

         The consolidated financial statements of Southwest Water Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report by KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                            VALIDITY OF COMMON STOCK

         The validity of the common stock being offered by this prospectus is being passed on by Latham & Watkins, Costa Mesa, California.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Our bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by the General Corporation Law of Delaware ("Delaware Law"). Section 145 of Delaware Law provides for the indemnification of our officers, directors and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising under the Securities Act. Our bylaws also permit us to maintain insurance to protect any of our officers, directors, employees or agents against any expense, liability or loss whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware Law. Our bylaws also authorize us to enter into a contract with any of our officers, directors, employees or agents providing for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in our bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

================================================================================


                        300,000 SHARES OF COMMON STOCK

                            SOUTHWEST WATER COMPANY

                                  PROSPECTUS

                              September 26, 2001


================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

               Registration fee....................................        $              996
               Legal fees and expenses.............................        $           10,000
               Accounting fees and expenses........................        $            5,000
               Miscellaneous.......................................        $            5,004
                                                                           ------------------
                    Total......................................            $           21,000
                                                                           ==================

          All expenses in connection with the issuance and distribution of the securities being offered will be borne by us (other than selling commissions, if any).

Item 15.  Indemnification of Directors and Officers.

Statutory Provisions

          Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of a fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase or obtaining an improper personal benefit.

          Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

          Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the DGCL. The indemnification provided by the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Certificate of Incorporation and Bylaws

         Our certificate of incorporation limits our directors' liability for monetary damages to us and our stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL as described above under "Statutory Provisions." Our bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such person's alleged action in an official capacity or in another capacity while serving as a director or officer of our company. Our bylaws also permit us to maintain insurance to protect ourselves and any of our directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not we would have the power to indemnify the person under the DGCL. Our bylaws also authorize us to enter into a contract with any of our directors, officers, employees or agents providing for indemnification rights equivalent to or, if our Board of Directors so determines, greater than, those provided for in our bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

   4.1A Agreement and Plan of Merger of Registrant dated May 25, 1988 (incorporated by reference to Exhibit 2 to Registrant's Form 10-K Report for the year ended December 31, 1988).
   4.1B Registrant's Restated Certificate of Incorporation dated April 4,1988 (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-B Report filed with the Commission on July 5, 1988).
   4.1C Certificate of Amendment of Article Four of Articles of Incorporation dated March 30, 1995 (incorporated by reference to
              Exhibit 3.1B to Registrant's Form 10-Q Report for the quarter ended March 31, 1995).
   4.1D Certificate of Amendment of Restated Certificate of Incorporation dated June 4, 1998 (incorporated by reference to Appendix A of Registrant's 1998 Proxy Statement filed with the Commission on April 20, 1998).
   4.1E Certificate of Correction of Amendment of Restated Certificate of Incorporation dated September 14, 1998 (incorporated by reference to Exhibit 3.1D of Registrant's Form 10-K Report for the year ended December 31, 1999).
   4.1F Certificate of Designation of Series E Convertible Preferred Stock of Southwest Water Company dated January 12, 2000 (incorporated by reference to Exhibit 3.1E of Registrant's Form 10-K Report for the year ended December 31, 1999).
   4.2A Registrant's Bylaws as amended April 4, 1988 (incorporated by reference to Exhibit 3.2 to Registrant's Form 8-B Report filed with the Commission on July 5, 1988).
   4.2B Amendment to Registrant's Bylaws dated March 15, 1991 (incorporated by reference to Exhibit 3.2A to Registrant's Form 10-K Report for the year ended December 31, 1990).
   4.2C Amendment to Registrant's Bylaws dated June 27, 1995 (incorporated by reference to Exhibit 3.2B to Registrant's Form 10-K Report for the year ended December 31, 1995).
   4.2D Amendment to Registrant's Bylaws dated December 12, 1996 (incorporated by reference to Exhibit 3.2C to Registrant's Form 10-K Report for the year ended December 31, 1996).
   4.3 Stockholder's Rights Plan dated April 6, 1998 (incorporated by reference to the Registrant's Form 8-K Report filed with the Commission April 23, 1998).
   5.1        Opinion of Latham & Watkins re legality of shares being issued
  23.1        Consent of KPMG Peat Marwick
  23.2        Consent of Latham & Watkins (included in Exhibit 5)
  24.1        Power of Attorney (included on signature page)
  99.1        Form of Stockholder Authorization

Item 17.  Undertakings.


          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, State of California, on September 26, 2001.

                            SOUTHWEST WATER COMPANY,
                            a Delaware corporation


                            By:  /s/ ANTON C. GARNIER
                                 -------------------------------
                                 Anton C. Garnier
                                 President, Chief Executive Officer and Director

         Each person whose signature appears below hereby constitutes and appoints Anton C. Garnier and Peter J. Moerbeek his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent Registration Statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on September 26, 2001.

                 Signature                                         Title
------------------------------------------    -------------------------------------------------
                                              President, Chief Executive Officer and Director
          /s/ ANTON C. GARNIER                (Principal Executive Officer)
------------------------------------------
              Anton C. Garnier

          /s/ PETER J. MOERBEEK               Chief Financial Officer, Secretary and Director
------------------------------------------    (Principal Financial Officer)
              Peter J. Moerbeek

          /s/ THOMAS C. TEKULVE               Vice President, Finance
------------------------------------------    (Principal Accounting Officer)
              Thomas C. Tekulve

          /s/ H. FREDERICK CHRISTIE           Director
------------------------------------------
           H. Frederick Christie

          /s/ MONROE HARRIS                   Director
------------------------------------------
              Monroe Harris

          /s/ DONOVAN D. HUENNEKENS           Director
------------------------------------------
              Donovan D. Huennekens

          /s/ MAUREEN A. KINDEL               Director
------------------------------------------
              Maureen A. Kindel

          /s/ RICHARD G. NEWMAN               Director
------------------------------------------
              Richard G. Newman

                                 EXHIBIT INDEX

   4.1A Agreement and Plan of Merger of Registrant dated May 25, 1988 (incorporated by reference to Exhibit 2 to Registrant's Form 10-K Report for the year ended December 31, 1988).
   4.1B Registrant's Restated Certificate of Incorporation dated April 4,1988 (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-B Report filed with the Commission on July 5, 1988).
   4.1C Certificate of Amendment of Article Four of Articles of Incorporation dated March 30, 1995 (incorporated by reference to
              Exhibit 3.1B to Registrant's Form 10-Q Report for the quarter ended March 31, 1995).
   4.1D Certificate of Amendment of Restated Certificate of Incorporation dated June 4, 1998 (incorporated by reference to Appendix A of Registrant's 1998 Proxy Statement filed with the Commission on April 20, 1998).
   4.1E Certificate of Correction of Amendment of Restated Certificate of Incorporation dated September 14, 1998 (incorporated by reference to Exhibit 3.1D of Registrant's Form 10-K Report for the year ended December 31, 1999).
   4.1F Certificate of Designation of Series E Convertible Preferred Stock Of Southwest Water Company dated January 12, 2000 (incorporated by reference to Exhibit 3.1E of Registrant's Form 10-K Report for the year ended December 31, 1999).
   4.2A Registrant's Bylaws as amended April 4, 1988 (incorporated by reference to Exhibit 3.2 to Registrant's Form 8-B Report filed with the Commission on July 5, 1988).
   4.2B Amendment to Registrant's Bylaws dated March 15, 1991 (incorporated by reference to Exhibit 3.2A to Registrant's Form 10-K Report for the year ended December 31, 1990).
   4.2C Amendment to Registrant's Bylaws dated June 27, 1995 (incorporated by reference to Exhibit 3.2B to Registrant's Form 10-K Report for the year ended December 31, 1995).
   4.2D Amendment to Registrant's Bylaws dated December 12, 1996 (incorporated by reference to Exhibit 3.2C to Registrant's Form 10-K Report for the year ended December 31, 1996).
   4.3 Stockholder's Rights Plan dated April 6, 1998 (incorporated by reference to the Registrant's Form 8-K Report filed with the Commission April 23, 1998).
   5.1        Opinion of Latham & Watkins re legality of shares being issued
  23.1        Consent of KPMG Peat Marwick
  23.2        Consent of Latham & Watkins (included in Exhibit 5)
  24.1        Power of Attorney (included on signature page)
  99.1        Form of Stockholder Authorization